UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2013

SILICON IMAGE, INC.
(Exact name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-26887	77-0396307
(Commission File Number)	(IRS Employer Identification No.)

1140 East Arques Ave., Sunnyvale, CA	94085
(Address of Principal Executive Offices)	(Zip Code)

(408) 616-4000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On March 26, 2013, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of  Silicon Image, Inc. (the “Registrant”) adopted the Silicon Image, Inc. Sales Compensation Plan for Seamus Meagher, Vice President of Worldwide Sales, for Fiscal Year 2013 (the “VP Sales Compensation Plan”).    The purpose of the VP Sales Compensation Plan is to retain, motivate and reward Mr. Meagher by paying him a cash bonus for fiscal year 2013 based on the achievement of a worldwide revenue goal for 2013 (the “2013 Revenue Goal”).

Under the terms of the VP Sales Compensation Plan, no bonus is payable if Mr. Meagher achieves less than seventy-five percent (75%) of the 2013 Revenue Goal. A cash bonus in the amount of $112,500 is payable to Mr. Meagher if he achieves seventy-five percent (75%) of the 2013 Revenue Goal. For each additional percentage point achievement of the 2013 Revenue Goal in excess of seventy-five percent (75%) and up to one hundred percent (100%), an additional cash bonus of $1,500 is payable to Mr. Meagher.  For example, if 2013 revenue is eighty percent (80%) of the 2013 Revenue Goal, Mr. Meagher would be entitled to receive a bonus equal to $120,000, the sum of $112,500 plus $1,500 multiplied by five (5), and if 2013 revenue is one hundred percent (100%) of the 2013 Revenue Goal, Mr. Meagher would be entitled to receive a bonus equal to $150,000, the sum of $112,500 plus $1,500 multiplied by twenty-five (25).

Under the terms of the VP Sales Compensation Plan, Mr. Meagher would be entitled to an additional cash bonus in the amount of $10,000 for every $1,000,000 in revenue above one hundred percent (100%) of the 2013 Revenue Goal up to one hundred two percent (102%) of the 2013 Revenue Goal. If 2013 revenue exceeds one hundred two percent (102%) of the 2013 Revenue Goal, any additional cash bonus payment will be at the discretion of Compensation Committee.  Additionally, Mr. Meagher will be entitled to receive a cash bonus under the VP Sales Compensation Plan in the amount of $50,000 if certain management objectives established for him by the Compensation Committee are met.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2013		SILICON IMAGE, INC

	By:	/s/ Edward Lopez
Edward Lopez
Chief Legal and Administrative Officer